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Exhibit 21.1

List of Subsidiaries of Twilio Inc.

Twilio UK Limited (England and Wales)

Twilio Estonia OÜ (Estonia)

Aquarius Survivor LLC (Delaware, United States)

Twilio Colombia S.A.S. (Colombia)

Twilio IP Holding Limited (Ireland)

Twilio Ireland Limited (Ireland)

Twilio Germany GmbH (Germany)

Twilio Hong Kong Limited (Hong Kong)

Twilio Singapore Pte. Ltd. (Singapore)

Twilio Spain, S.L.(Spain)

Burgundy Acquisition LLC (Delaware, United States)

Twilio Sweden AB (Sweden)

Beepsend Invest AB (Sweden)

Twilio Australia Pty Ltd (Australia)

Twilio Berlin GmbH (Germany)

Twilio International (Delaware)

Twilio Czechia (Czechia)

Twilio Japan GK (Japan)

Twilio Netherland BV (The Netherlands)

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  Exhibit 21.1